EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	December 31	December 31
	2006	2005

ASSETS
Current Assets:
Cash and cash equivalents	$25,192	$94,321
Available-for-sale securities (Note 1)	130,603	23,982
Accounts receivable, net	6,468	5,545
Receivables from sales representatives	13,238	5,659
Inventory of paper	889	866
Prepaid expenses and other current assets	14,174	10,585

Total Current Assets	190,564	140,958

Property and equipment, net	28,374	28,178
Long term investments	100	100
Bonds held to maturity, at amortized cost	289	463
Other assets	1,562	1,981

Total Assets	$220,889	$171,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,804	$5,484
Deferred income and customer prepayments	62,036	52,624
Accrued liabilities	12,427	6,644
Income taxes payable	751	405

Total Current Liabilities	82,018	65,157

Liabilities for incentive and bonus plans	102	307
Deferred income and customer prepayments – long term	1,802	348
Deferred tax liability	403	436

Total Liabilities	84,325	66,248

Minority interest	2,913	6,191

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 42,271,144 (2005: 42,174,344) shares issued and outstanding	423	422
Additional paid in capital (Note 2)	125,832	127,708
Retained earnings (deficit)	4,830	(21,199)
Less: Unearned compensation (Note 2)	-	(7,900)
Accumulated other comprehensive income (Note 1)	2,566	210

Total Shareholders’ Equity	133,651	99,241

Total Liabilities and Shareholders’ Equity	$220,889	$171,680

Note: 1.
The Company recorded $14.5 million, being approximately 13.09% equity interest in HC International at fair value based on the closing share price of HCI, as at December 31, 2006, as available-for-sale securities in the financial statements as at December 31, 2006. The unrealized market gain of $2.3 million has been credited to accumulated other comprehensive income, shown under shareholders’ equity.

Note: 2.
The Company adopted SFAS No. 123(R), “Share Based Payment” with effect from January 1, 2006. The unearned compensation costs associated with the Employee Compensation Plans at the beginning of the year 2006 were reversed as per SFAS No. 123(R).

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended December 31		Year ended December 31
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)

Revenue:
Online and other media services (Note 3)	$30,335	$25,558	$113,097	$97,062
Exhibitions	21,608	6,339	42,122	14,300
Miscellaneous	361	434	1,262	832

	52,304	32,331	156,481	112,194

Operating Expenses:
Sales (Note 4)	15,451	9,173	50,380	34,415
Event production	9,169	1,987	18,414	3,920
Community (Note 4)	8,231	6,756	24,885	20,726
General and administrative (Note 4)	10,605	9,262	38,945	34,666
Online services development (Note 4)	1,145	960	4,499	4,235
Amortization of software cost	328	329	1,250	1,335

Total Operating Expenses	44,929	28,467	138,373	99,297

Income from Operations	7,375	3,864	18,108	12,897

Interest and dividend income	1,797	830	5,571	1,624
Gain on sale of available-for-sale securities	-	420	309	977
Gain on sale of shares to minority shareholder and interest income thereon (Note 5)	7,906	-	7,906	-
Loss on investment, net	(743)	-	(743)	-
Foreign exchange losses, net	(258)	(2)	(714)	(80)

Income before Income Taxes	16,077	5,112	30,437	15,418
Income Tax Provision	(323)	(284)	(899)	(759)

Net Income before Minority Interest	$15,754	$4,828	$29,538	$14,659

Minority interest	$(444)	$(294)	$(1,909)	$(1,281)

Net Income before cumulative effect of change in accounting principle	$15,310	$4,534	$27,629	$13,378

Cumulative effect of change in accounting principle (Note 6)	-	-	251	-

Net Income	$15,310	$4,534	$27,880	$13,378

Basic net income per common share before cumulative effect of change in accounting principle	$0.36	$0.11	$0.65	$0.32

Cumulative effect of change in accounting principle	-	-	$0.01	$-

Basic net income per common share	$0.36	$0.11	$0.66	$0.32

Diluted net income per common share before cumulative effect of change in accounting principle	$0.36	$0.11	$0.65	$0.32

Cumulative effect of change in accounting principle	-	-	$0.01	$-

Diluted net income per common share	$0.36	$0.11	$0.66	$0.32

Common shares used in basic net income per common share calculations	40,630,678	40,613,024	40,628,354	39,735,854

Common shares used in diluted net income per common share calculations	40,735,447	40,661,968	40,698,957	39,802,129

Basic net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.36	$0.11	$0.65	$0.32

Cumulative effect of change in accounting principle	-	-	$0.01	$-

Basic net income per non-vested restricted share	$0.36	$0.11	$0.66	$0.32

Diluted net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.36	$0.11	$0.65	$0.32

Cumulative effect of change in accounting principle	-	-	$0.01	-

Diluted net income per non-vested restricted share	$0.36	$0.11	$0.66	$0.32

	Three months ended December 31		Year ended December 31
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)

Non-vested restricted shares used in basic net income per non-vested restricted share calculations	1,640,466	1,561,320	1,627,408	1,621,926

Non-vested restricted shares used in diluted net income per non-vested restricted share calculations	1,640,466	1,561,320	1,627,408	1,621,926

Note : 3.	Online and other media services consists of:

	Three months ended December 31		Year ended December 31
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
Online services	$16,927	$13,446	$64,396	$53,829
Print services	13,408	12,112	48,701	43,233

	$30,335	$25,558	$113,097	$97,062

Note : 4.	Non-cash compensation expenses associated with the several employee equity compensation plans and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended December 31		Year ended December 31
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
Sales	$707	$195	$1,790	$505
Community	66	27	145	103
General and administrative	381	351	1,950	1,025
Online services development	39	52	181	315

	$1,193	$625	$4,066	$1,948

Note : 5.
The sale of 199 shares of our subsidiary eMedia Asia Ltd. increased our net income and diluted net income per common share by $7,906 and $0.19 respectively for both the quarter and the year ended December 31, 2006.

Note : 6.	Represents the cumulative effect of change in accounting principle, resulting from the adoption of SFAS123(R) with effect from January 1, 2006.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31
	2006	2005

Cash flows from operating activities:
Net income	$27,880	$13,378
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,678	3,975
Accretion of U.S. Treasury strips zero % coupons	(26)	(37)
Profit on sale of equipment	(30)	(12)
Equipment written off	2	86
Unrealised dividend income on available-for-sale securities	-	(134)
Unrealised interest income on available-for-sale securities	(1,036)	-
Bad debt expense	216	18
Non-cash compensation expense	4,066	1,948
Gain on sale of shares to minority shareholder and interest income thereon	(7,906)	-
Cumulative effect of change in accounting principle	(251)	-
Income attributable to minority shareholder	1,909	1,281

	29,502	20,503
Changes in assets and liabilities:
Accounts receivables	(1,139)	(416)
Receivables from sales representatives	(7,579)	(2,252)
Inventory of paper	(23)	(116)
Prepaid expenses and other current assets	(3,589)	(7,525)
Long term assets	419	1,279
Accounts payable	1,320	686
Accrued liabilities and liabilities for incentive and bonus plans	5,578	563
Deferred income and customer prepayments	10,866	22,777
Tax liability	313	130

Net cash provided by operating activities	35,668	35,629

Cash flows from investing activities:
Purchase of property and equipment	(4,876)	(7,338)
Proceeds from sale of equipment	30	13
Proceeds from matured bonds	200	240
Purchase of available-for-sale securities	(531,979)	(363,544)
Proceeds from sale of available-for-sale securities	428,750	349,705
Net proceeds from sale of shares to minority shareholder, interest received thereon and repurchase of share dividends from minority shareholder	2,719	-

Net cash used in investing activities	(105,156)	(20,924)

Cash flows from financing activities:
Proceeds from the issue of common shares, net of share issue expenses	-	38,303
Amount received towards directors purchase plan	359	118

Net cash generated from financing activities	359	38,421

Net (decrease) increase in cash and cash equivalents	(69,129)	53,126
Cash and cash equivalents, beginning of the year	94,321	41,195

Cash and cash equivalents, end of the year	$25,192	$94,321

Supplemental cash flow disclosures:
Income tax paid	$586	$629